                                                                  EXHIBIT 99.77b

Board of Directors
First Carolina Investors, Inc.

In planning and performing our audit of the financial statements of First Carolina Investors, Inc. for the year ended December 31, 1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of First Carolina Investors, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management and required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weakness under standards established by the American Institute of Certified Public Accountants. A material weakness in a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period be employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is solely for the information and use of management and the Securities and Exchange Commission.



February 18, 1998.

                         FIRST CAROLINA INVESTORS, INC.




                                     1 9 9 7

                                  ANNUAL REPORT

Company Profile
FIRST CAROLINA INVESTORS, INC. AND SUBSIDIARIES


Description of Business
--------------------------------------------------------------------------------

First Carolina Investors,(the Company) was organized December 2, 1971. The Company is a non-diversified, closed-end management investment company under the Investment Company Act of 1940.



FORM N-SAR
--------------------------------------------------------------------------------

A copy of the Company's December 31, 1997 report on Securities and Exchange Commission Form N-SAR will be furnished without charge to stockholders upon written request directed to the Secretary, First Carolina Investors, Inc., P.O. Box 33607 Charlotte, NC 28233


Table of Contents
--------------------------------------------------------------------------------

Letter to Stockholders ..........................       1

Management's Discussion and Analysis of Financial
Condition and Results of Operation ..............       2

Management's Report .............................       5

Independent Auditor's Report ....................       6

Consolidated Financial Statements ...............       7

Noted to Consolidated Financial Statements ......      10

Per Share Data and Ratios .......................      16



Quarterly Stock Prices and Dividends Paid Per Share

--------------------------------------------------------------------------------

                                      1997

--------------------------------------------------------------------------------

Quarter                     First         Second         Third         Fourth


High Bid                    $50.00          48.50         56.00          60.00
Low Bid                     $42.00          48.50         48.50          56.00
Cash Dividends               $0.25            .25           .25            .25


--------------------------------------------------------------------------------

                                      1996

--------------------------------------------------------------------------------

Quarter                     First         Second         Third         Fourth

High Bid                    $37.00          37.00         39.00         44.00
Low Bid                     $34.50          36.50         36.75         38.00
Cash Dividends               $0.30            .10           .10           .10


--------------------------------------------------------------------------------


There were approximately 550 record holders of Shares of Common Stock at January 2, 1998. The stock prices reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

Letter to Stockholders
First Carolina Investors, Inc. and Subsidiaries
--------------------------------------------------------------------------------

TO OUR STOCKHOLDERS:

1997 was an outstanding year for First Carolina Investors, Inc. (FCI). During the year FCI disposed of most its remaining real estate assets on a favorable basis. Net income before realized and unrealized appreciation on investments was $3,017,033 in 1997 versus $921,728 in 1996. The gain realized on investments in other companies net of tax provisions was $979,931. The net asset value per share was $75.07 at December 31, 1997 compared to $53.24 at year end 1996. During the year $1.00 in dividends per share were paid.

The real estate sales were primarily at Providence Country Club where lots were sold at a pretax gain of $1,190,115. In addition 137 acres of raw land adjacent to Providence was sold at a gain of $1,962,234. An additional 110 acres were sold with the recognition of the sale deferred pending the receipt of note payments due on or before December, 1999. At year end 1997 only 8 lots and 30 acres of raw land remained unsold or not under contract. It is anticipated that all remaining lots will be sold in 1998.

Two tracts of land in the Park Crossing community were sold in 1997 at a gain of $864,253. We anticipate additional sales of the remaining Park Crossing acreage in 1998.

The gain on sale of investments in other companies was derived entirely from the sale of the company's holdings in American Precision Industries.

Effective December 31, 1997, James Traynor resigned from the Company and H. Thomas Webb III is no longer salaried. The company anticipates closing its Providence Country Club office by the end of the first quarter. These actions should reduce the company operating expenses commensurate with the reduction in real estate revenues.

The significant increase in the year-end net asset per share is due in large measure to the increased market valuation of First Empire State Corporation. This single investment constituted over 75% of FCI's total assets at year end.

At their February 18, 1998 Board meeting, your directors reaffirmed their commitment to the share repurchase program. During 1997 22,600 shares were acquired at a cost of $50.64 per share. At the same meeting the directors authorized a $.25 per share quarterly dividend payable April 15, 1998 to shareholders of record April 1, 1998.




                                            Respectfully submitted,




                                            /s/ Brent D. Baird
                                            ------------------------------
                                            Brent D. Baird
                                            Chairman




                                            /s/ H. Thomas Webb III
                                            ------------------------------
                                            H. Thomas Webb III
February 18, 1998                           President

Management's Discussion and Analysis of Financial Conditions and
  Results of Operations
FIRST CAROLINA INVESTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

First Carolina Investors, Inc. (the Company) was organized December 2, 1971 as a South Carolina unincorporated business trust. On July 1, 1987 the Company incorporated by merging into a wholly owned subsidiary (First Carolina Investors, Inc.) established solely for this purpose. The Company was incorporated November 24, 1986 under the laws of the state of Delaware.

From the inception of operations through December 31, 1975 the Company operated as a real estate investment trust ("REIT") as defined in the Internal Revenue Code. Subsequently the Company became active in land development through both direct ownership and joint ventures as well as investments in equity securities of financial and other entities. Real estate activities continued to be the Company's primary business through the end of 1994. On January 3, 1995 the Company, pursuant to the requirements of the Investment Company Act of 1940, filed notification of registration.

The Company is a closed-end, non-diversified management investment company.

As a closed-end, non-diversified management investment company, the Company values assets and liabilities at estimated fair value. This represents a significant change from the Company's prior accounting policies and financial statement presentation. As an investment company, the Company now prepares consolidated statements of assets and liabilities, consolidated statement of operations, consolidated statement of changes in net assets and a statement of investments in securities. The most significant changes from the December 31, 1994 balance sheet included in the 1994 annual report Form 10-K, and the accompanying consolidated Statement of Assets and Liabilities are as follows:

         Real estate - The Board of Directors and management of the Company value its real property investments at estimated fair values. Procedures utilized to determine the estimated fair value include appraisals by an independent appraiser, estimated net cash flows, utilization of fair market comparables in existing subdivisions developed by the Company and other market comparables.

         Investment in joint venture - The Board of Directors and management of the Company value the investment in joint venture at its estimated fair value. The procedure to determine the estimated fair value utilizes fair market comparables in the existing subdivision developed by the joint venture, other market comparables and estimated net cash flow.

         Deferred income taxes payable - Deferred income taxes payable were increased to reflect the income tax liability on unrealized gains in real estate and in investment in joint venture as included in the accompanying Consolidated State of Assets and Liabilities.

The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities" (Statement 115) prior to 1994. Accordingly the Company's investments in securities are recorded at fair value.

1997 OPERATION COMPARED TO 1996

The net asset value of the Company increased by $22,459,340 or $21.83 per share during 1997 as compared to an increase of $9,985,204 or $9.31 per share during 1996. The increase in net asset value for both periods is primarily attributable to a significant increase in the market value of the Company's largest security holding - First Empire State Corporation. During 1997 the value of this investment increased by $35,400,000 as compared to an increase of $14,000,000 during 1996 . At the end of 1997 the value of the Company's investment in First Empire State Corporation was $93,000,000.

During both 1997 and 1996 real estate operations were a significant contributor to earnings. The company's Charlotte real estate investments contributed $4,016,602 to total income during 1997 as compared to $1,061,606 during 1996. (See gains on sale of real estate below).

During 1997 the Company completed the sale of its holdings of American Precision Industries, Inc., selling 240,000 shares at an after tax gain $1,307,980 as compared to the sale of 60,000 shares in 1996 at an after tax gain of $318,568. During 1997 the Company made one new investment. The Company purchased 157,300 shares of Ecology and Environment, Inc., at an average cost of $11.01 per share. Ecology and Environment, Inc. provides international consulting and advice on environmental matters. The firm is in Lancaster, NY. The Company also increased its investment in Exolon-Esk Company purchasing 14,500 shares at an average cost of $29.96.

Net income before realized and unrealized appreciation on investments was $3,017,033 for 1997 as compared to $921,728 for 1996. The net gain realized on investments in other companies was $979,931 in 1997 versus $320,209 in 1996. The increase in net unrealized appreciation of investments was $20,653,701 in 1997 as compared to $9,721,317 in 1996. These components combined to produce a net increase in net assets resulting from operations of $24,650,665 and $10,963,254 for 1997 and 1996, respectively.

At year end net asset value per share was $75.07 in 1997 and $53.24 in 1996.

Dividend income increased during 1997 as compared to 1996. An increase in the dividend rate of First Empire State Corporation was the primary reason for the increase in dividend income. This increase was partially offset by the sale of the remaining holdings of American Precision Industries, Inc. For additional information, including a detailed list of dividends paid, see Note 2 of Notes To Consolidated Financial Statements. At the end of 1997 and 1996 two of the Company's investees did not pay dividends and are therefore considered non-income producing.

Interest on mortgage loans was $16,661 during 1997 as compared to $18,524 during 1996. This decrease is attributable to a reduction in the average outstanding balance of mortgage notes receivable.

Gain on sale of real estate was $4,016,602 during 1997 as compared to $1,061,606 during 1996. During 1997, twenty-eight (28) lots were sold in the Providence Country Club community at a total gross sales price of $2,119,500 and a gain of $1,190,115. Also sold during 1997 was 137 acres of undeveloped land in Union County at a gain of $1,962,235 and 12.5 acres at Park Crossing at a gain of $864,252. During 1996 twenty-three (23) lots were sold in the Providence Country Club community at a total gross sales price of $1,862,000 and a gain of $1,060,606. At December 31, 1997 the Company had eight (8) remaining lots to sell in the Providence Country Club community, nine acres at Park Crossing and 140 acres in Union County contiguous to Providence Country Club.

Equity earnings of joint venture was $146,965 in 1997 as compared to $139,443 in 1996. The company owns a 1/3 interest in the joint venture Goodsell/Carolinas Associates. During 1997 the venture sold 3 lots and 1 outparcel at a total gross sales of $630,000. During 1996 the venture sold 3 lots at a total gross sales price of $570,000.

Other income was $828,360 during 1997 as compared to $621,496 during 1996. Other income for 1997 includes $185,000 of income recognized upon receipt of a refund of 1993 and 1994 North Carolina intangibles tax, net commission income of $60,000, interest income on short term investments of $162,000, income of $274,000 attributable to assets held in the deferred compensation plan, fee income of $71,000 from Providence Country Club operations and miscellaneous income of $76,000. For 1996 other income includes net commission income of $71,000, income of $269,000 related to a partial reimbursement of cost associated with a waste water treatment plant, income of $109,000 attributable to assets held in the deferred income compensation plan, fee income of $121,000 from Providence Country Club operations and miscellaneous income of $51,000.

General and administrative expense increased significantly in 1997 to $1,302,889 as compared to $792,402 during 1996. For both years personnel costs were the largest component of the category and totaled approximately $1,061,000 in 1997 as compared to $590,000 in 1996. The reason for the significant increase during 1997 are payments due pursuant to an incentive compensation plan and severance payments due in conjunction with the closing of the Providence Country Club operations. Also included in general administrative expenses are various taxes, principally franchise taxes of $96,000 in 1997 and $82,000 in 1996.

Sales and marketing expenses declined significantly during 1997 and 1996. The reduction for both years is indicative of the completion of the development of Providence Country Club, reduced lot inventory levels and, in 1997, the termination of sales operations at December 31. Sales and marketing expenses for both years are related to Providence Country Club and include advertising, promotional, model home and sales office expense.

Other expense increased significantly during 1997 after experiencing a significant decrease in 1996. Other expenses for 1997 include directors fees and expenses of $59,000, expenses associated with the Providence Country Club community of $30,000, expenses of $274,000 which corresponds with and offsets income earned by assets in the deferred compensation plan, real estate taxes of $16,000 and miscellaneous expense of $48,000. Other expenses of 1996 include real estate taxes of $54,000, directors fees and expenses of $42,000, depreciation of $1,000, expenses associated with the Providence Country Club community of $38,000, expenses of $109,000 which corresponds with and offsets income earned by assets in the deferred compensation plan and miscellaneous expenses of $57,000.

Gain realized on investments in other companies, net of income taxes, was $979,931 for 1997 as compared to $320,209 for 1996. These amounts are net of income taxes of $628,836 in 1997 and $204,000 in 1996. The 1997 gain is the result of the sale of the company's remaining holdings of American Precision Industries, Inc. The 1996 gain is a result of the sale of a portion of the Company's holdings of the previously referred to investee.

INTERNAL AND EXTERNAL SOURCES OF LIQUIDITY

The three major components of the company's assets are investments in other companies, cash, including short term investments, and real estate.

INVESTMENT IN OTHER COMPANIES

While investment in other companies consist of marketable securities, they are considered mid to long term investment and are generally not a source of current liquidity.

REAL ESTATE

Land under contract and land held for investment should generally not be considered a source of current liquidity. Finished lots are a source for current liquidity but are no longer a significant source. The general liquidity of any real estate investment is heavily influenced by real estate market conditions, interest rates and the availability of construction loans. These factors were positive during the past several years. Long term interest rates were quite favorable during 1997 and 1996. The availability of construction financing has been good during both years and indications are that the availability will continue to be good. As of the date of this report, the 1998 real estate market is expected to remain favorable; however, as the company continues its transition away from real estate investments, real estate will continue to become less significant to overall operations.

CASH, INCLUDING SHORT TERM INVESTMENTS

At December 31, 1997, the Company held cash and short term investments of $6,661,935. The short term investments of $6,163,000 are highly liquid and accordingly are, in addition to the line of credit discussed below, the Company's best sources of liquidity.

LINE OF CREDIT

The Company has a $5,000,000 line of credit with the bank. There is no debt outstanding pursuant to the credit line. The credit line is a readily available source of liquidity. See Note 7 of Notes to Consolidated Financial Statements.

COMMITMENTS FOR CAPITAL EXPENDITURES

At December 31, 1997 the Company had contractual and other commitments of approximately $250,000 related to real estate.

While the Company has no contractual commitments to purchase additional equity securities, the Company may from time-to-time make significant expenditures for this purpose.

The Company's stock repurchase program has been in effect since 1980. Although it has no contractual obligation to repurchase its shares, the Company currently intends to repurchase shares subject to availability and price.

SUMMARY

The operating results for 1997 and 1996 were considered satisfactory. In its third year as an investment company, the Company continues its transition away from real estate related investments in securities.

During 1997 the net increase in net assets resulting from operations was $24,650,665 as compared to $10,963,254 for 1996. At December 31, 1997 net assets per share are $75.07. This is an increase of $21.83 per share from the December 31, 1996 net assets per share of $53.24.

The Company's investments in securities had solid performances for both 1997 and 1996. The increase in earnings and market value of First Empires State Corporation led the way for the Company's overall results for both years. We are cautiously optimistic about 1998. The 1997 budgeted income before realized and unrealized appreciation on investments reflects a year of profitable operations and positive cash flow. The budget is predicated upon stable interest rates and generally good economic climate. It is projected that the 8 remaining lots in the Providence Country Club community will be sold in 1998 and that additional parcels of the Company's undeveloped land will also be sold.

--------------------------------------------------------------------------------
Management's Report
FIRST CAROLINA INVESTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


The Management of First Carolina Investors, Inc. is responsible for the preparation, integrity and objectivity of the financial statements and other information in the accompanying Annual Report. These financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some estimates which are based upon Management's judgment.

Management is also responsible for establishing and maintaining a system of internal controls to provide reasonable assurance that assets are safeguarded, transactions are properly executed and financial records are adequate and reliable for the preparation of financial statements.

The system of internal controls, while restricted due to a very small number of employees, provides for certain divisions of responsibilities. Management monitors the system for compliance and performs analytical reviews for reasonableness. Management believes that, as of December 31, 1997, the Company's system of internal controls is adequate to accomplish the objectives discussed herein.

The Audit Committee of the Board of Directors meets periodically with Management and the independent certified public accountants to review matters relating to the quality of financial reporting, internal accounting control and the results of the annual independent audit. The independent certified public accountants have direct and unlimited access to the Audit Committee with or without Management present.

The accompanying financial statements have been examined by KPMG Peat Marwick LLP, independent certified public accountants, in accordance with generally accepted auditing standards. Their examination includes a study and evaluation of the Company's system of internal accounting controls in order to establish a basis for reliance thereon in determining the nature, extent and timing of auditing procedures required to support their opinion on the financial statements.






H. Thomas Webb III                                         James E. Traynor
President                                                  Vice President

Independent Auditors' Report
FIRST CAROLINA INVESTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


The Directors and Stockholders
First Carolina Investors, Inc.

We have audited the accompanying consolidated statement of assets and liabilities of First Carolina Investors, Inc. and subsidiaries including the schedule of portfolio investments as of December 31, 1997 and 1996 and the related consolidated statement of operations and the statement of changes in net assets for each of the two years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of First Carolina Investors, Inc. and subsidiaries as of December 31, 1997 and the results of their operations for the years then ended, and the changes in its net assets for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.





                                                 KPMG PEAT MARWICK LLP
Charlotte, North Carolina
February 18, 1998.

                  FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
                Consolidated Statements of Assets and Liabilities
                           December 31, 1997 and 1996


                                                                          1997                  1996
                                                                     ------------            ----------
Assets

Investments in securities, at value  (note 2)
    (cost of $13,334,195 in 1997 and $14,038,332 in 1996)            $109,249,600            74,055,100
Cash, including short term
   investments of $6,163,000 in 1997 and
  $120,710 in 1996 ......................................               6,661,935               707,575
Mortgage loans, secured by real estate  (note 3) ........                 115,747               163,301
Real estate (note 4) ....................................               4,215,000             7,724,000
Investment in joint venture  (note 5) ...................                 450,000               540,000
Accrued dividend and interest receivable ................                 155,241               142,531
Other assets  (note 6) ..................................               2,536,724             2,705,613
                                                                     ------------            ----------
    Total assets ........................................             123,384,247            86,038,120
                                                                     ------------            ----------


Liabilities
Accounts payable and accrued liabilities (note 8) .......               4,298,434             3,460,745
Federal and state income taxes payable  (note 9) ........                 996,856                  --
Deferred income taxes payable  (note 9) .................              37,203,768            24,210,647
                                                                     ------------            ----------
    Total liabilities ...................................              42,499,058            27,671,392
                                                                     ------------            ----------



Deferred Income (note 10) ...............................                 135,100                75,979
                                                                     ------------            ----------

Net Assets ..............................................            $ 80,750,089            58,290,749
                                                                     ============            ==========
Net assets per share (3,500,000 no par value common
 shares authorized, 1,506,542 shares issued,
1,075,700 and 1,094,822 shares outstanding in
1997 and 1996, respectively) ............................            $      75.07                 53.24
                                                                     ============            ==========


See accompanying notes to consolidated financial statements.

                         FIRST CAROLINA INVESTORS, INC.
                      Consolidated Statements of Operations
                  For the year ended December 31, 1997 and 1996

                                                                     1997                    1996
                                                                ------------             -----------

INCOME

Dividends ..........................................            $    823,391                 765,750

Interest on mortgage loans .........................                  16,661                  18,524

Gain on sale of real estate ........................               4,016,602               1,061,606

Equity in earnings of
joint venture ......................................                 146,965                 139,443

Other ..............................................                 828,360                 621,496
                                                                ------------             -----------

Total income .......................................               5,831,979               2,606,819
                                                                ------------             -----------

EXPENSES

General and administrative .........................               1,302,889                 792,402

Professional fees ..................................                  93,489                 104,703

Sales and markting .................................                  91,693                 189,322

Interest ...........................................                    --                    11,770

Other ..............................................                 426,875                 300,894
                                                                ------------             -----------

Total expenses .....................................               1,914,946               1,399,091
                                                                ------------             -----------

Earnings before income taxes and realized
and unrealized appreciation on investments .........               3,917,033               1,207,728

Provision for income taxes (note 9) ................                (900,000)               (286,000)
                                                                ------------             -----------

Net income before realized and unrealized
appreciation on investments ........................               3,017,033                 921,728

Gain realized on investments in other
companies (net of income tax provision
of $628,836 in 1997 and $204,000 in 1996) ..........                 979,931                 320,209

Change in unrealized appreciation of investments
for the period (net of deferred taxes of $13,204,285
in 1997 and $6,214,034 in 1996) ....................              20,653,701               9,721,317
                                                                ------------             -----------

Net increase in net assets resulting from operations            $ 24,650,665              10,963,254
                                                                ============             ===========

See accompanying notes to consolidated financial statements

                  FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
          Consolidated Statements of Changes in Net Assets For the year ended December 31, 1997 and 1996

                                                                 1997                    1996
                                                            ------------             -----------
Increase in net assets from operations
     Investment income, net ....................            $  3,017,033                 921,728
     Realized gain on investments, net .........                 979,931                 320,209
     Change in unrealized appreciation, net ....              20,653,701               9,721,317
        Net increase in net assets resulting
        from operations ........................              24,650,665              10,963,254
                                                            ------------             -----------

Distributions to shareholders of $1.00 per share
       In 1997 and $.60 per share in 1996
       from investment income, net .............              (1,046,902)               (638,989)
Treasury shares purchased ......................              (1,144,423)               (339,061)
                                                            ------------             -----------
       Total increase ..........................              22,459,340               9,985,204

Net assets
       Beginning of year .......................              58,290,749              48,305,545
                                                            ------------             -----------
       End of year .............................            $ 80,750,089              58,290,749
                                                            ============             ===========

See accompanying notes to financial statements.

                  FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
                            INVESTMENTS IN SECURITIES
                           December 31, 1997 and 1996

                                                             1997                                1996
                                                 -----------------------------        -----------------------------
                                                    No.               Fair              No.               Fair
                                                  Shares              Value            Shares             Value
                                                  ------              -----            ------             -----
Common Stocks - 100%

Banking and insurance - 87.7%
   First Empire State Corporation .......         200,000         $ 93,000,000         200,000         $57,600,000
   Merchants Group, Inc. ................         135,000            2,868,750         135,000           2,497,500

Shipbuilding - 2.7%
  Todd Shipyards Corporation ............         700,000            2,931,250         700,000           4,550,000

Manufacturing
  American Precision Industries, Inc. ...            --                   --           240,000           4,800,000

Transportation and chemical - 7.9%
  Oglebay Norton Company ................         160,000            6,560,000          80,000           3,500,000
  Exolon-Esk Co. ........................          57,100            2,041,325          42,600           1,107,600


Environmental - 1.7%
 Ecology & Environment, Inc. ............         157,300            1,848,275            --                  --
                                                                  ------------


Total - 100% (cost of $13,871,981 in 1997
  and $14,038,332 in 1996) ..............                         $109,249,600                         $74,055,100
                                                                  ============                         ===========


See accompanying notes to consolidated financial statements.

FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 1997
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, FINANCIAL STATEMENT PRESENTATION AND ORGANIZATION

         (a)      Organization

                  First Carolina Investors, Inc. was organized December 2, 1971 and subsequently incorporated in the state of Delaware July 1, 1987. On January 3, 1995 First Carolina Investors, Inc. registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940.

         (b) Principles of consolidation and financial statement presentation

                  The accompanying consolidated financial statements include First Carolina Investors, Inc. and its subsidiaries (the Company), all of which are wholly-owned. In consolidation, all significant intercompany accounts and transactions have been eliminated.

         (c)      Security valuation

                  Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price.

                  Unrealized appreciation and/or depreciation is included in the statement of operations, net of the effective tax rate, to arrive at the change in net assets.

         (d)      Real estate

                  The Board of Directors and management of the Company value its real property investments at estimated fair value. Procedures utilized to determine the estimated fair value include appraisals by an independent appraiser, estimated net cash flows, utilization of fair market comparables in existing subdivisions developed by the Company and other market comparables.

                  The Company accounts for sales of real estate in accordance with Statement of Financial Accounting Standards No.66, "Accounting for Sales of Real Estate."

         (e)      Investment in joint venture

                  The Company has an interest in a joint venture which is engaged in the development and sale of real estate. The Board of Directors and management have used both fair market comparables in the existing subdivision developed by the venture and discounted net cash flows in valuing its investment at its estimated fair value.

         (f)      Income taxes

                  The Company is subject to Federal and state corporate income taxes. The Company files a consolidated Federal income tax return. The Company accounts of income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                  Deferred income taxes payable have been increased to reflect the estimated Federal and state income tax liabilities on unrealized gains in real estate, investments in other companies and investment in joint venture in the accompanying Consolidated Statement of Assets and Liabilities.

         (g)      Distributions to Shareholders

                  Dividends payable to shareholders are recorded on the declaration date.

         (h)      Management's use of estimates

                  The preparation of financial statements in conformity with generally accepted account principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates.

         (I)      Other

                  The Company follows the industry practice of recording security transactions on the trade date. Interest income is recognized on the accrual basis. Dividend income is recognized on the ex-dividend date.

(2) INVESTMENTS IN OTHER COMPANIES

The Company's investments in the common stock of financial and other entities, which are stated at market value, are as follows:

                                                          December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Gross            Gross
                                           Fair Value                    Unrealized       Unrealized
                              Number       as a % of                     Holding          Holding        Fair          Dividend
                              of shares    Net Assets        Cost        Gains            Losses         Value         Income
                              ---------    ----------  ----------------- --------------   ----------     ------------  ---------

First Empire State Corp       200,000       115.2        $ 3,180,120      89,819,880            -          93,000,000   640,000
Oglebay Norton Company        160,000         6.2          2,244,128       4,315,872            -           6,560,000   120,000
Todd Shipyards Corp.          700,000         8.5          2,931,250             -              -           2,931,250       -
Merchants Group, Inc.         135,000         5.0          2,051,021         817,729            -           2,868,750    27,000
Exolon-Esk Co.                 57,100         2.5          1,195,648         845,677            -           2,041,325       -
Ecology & Environment, Inc.   157,300         2.3          1,732,028         116,247            -           1,848,275    20,128
                                                        ------------      ----------    -------------     -----------   -------
                                                         $13,334,195      95,915,405            -         109,249,600   807,128
                                                        ============      ==========    =============     ===========   =======


                                                           December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------

                                                                         Gross            Gross
                                           Fair Value                    Unrealized       Unrealized
                              Number       as a % of                     Holding          Holding        Fair          Dividend
                              of shares    Net Assets        Cost        Gains            Losses         Value         Income
                              ---------    ----------   ---------------- ----------       ----------     ---------     --------

First Empire State Corp        200,000       98.8       $  3,180,120       54,419,880         -         57,600,000    560,000
Oglebay Norton Company          80,000        6.0          2,244,128        1,255,872         -          3,500,000    104,000
Todd Shipyards Corp.           700,000        7.8          3,469,036        1,080,964         -          4,550,000        -
American Precision             240,000        8.2          2,332,799        2,467,201         -          4,800,000     74,750
Merchants Group, Inc.          135,000        4.3          2,051,021          446,479         -          2,497,500     27,000
Miscellaneous                     -           1.9            761,228          346,372         -          1,107,600        -
                                                        ------------       ----------       -------     ----------    -------
                                                        $ 14,038,332       60,016,768         -         74,055,100    765.750
                                                        ============       ==========       =======     ==========    =======



Purchases and sales of investment securities were $2,166,448 and $2,332,800 during 1997 and $604,878 and $1,128,709 during 1996. The net gain on sale of investments in other companies was $979,931 and $320,209 for 1997 and 1996, respectively. In addition, during 1997 the Company reduced to fair value it's cost basis in an equity security. The realized loss was $537,786 and is included in net gain on sale of investments. Net gains are computed using the average cost method. Dividend income of $16,263 was received on securities sold during 1997.

(3) MORTGAGE LOANS

The Company's investments in mortgage loans as of December 31, 1997 and 1999 are summarized as follows:

                                             1997               1996
                                           --------            -------

Permanent loans on condominiums            $ 80,647             82,701
Junior loans on lots (note 10)               35,100             80,600
Total mortgage loans, net                  $115,747            163,301
                                           ========            =======

(4) REAL ESTATE

The estimated fair value of real estate owned at December 31, 1997 and 1996 are summarized as follows:

                                                       1997                                        1996
                                            ----------------------------                ---------------------------
Description                                 Quantity         Fair Value                 Quantity         Fair Value
-----------                                 --------         ----------                 --------         ----------

Land under contract:
 Providence Country Club                    110 acres         $2,400,000
Land held for investment:
 Providence Country Club                     30 acres            853,000               300 acres        $3,967,000
 Park Crossing                              8.9 acres            760,000                24 acres         2,024,000
Finished lot inventory                        8 lots             202,000                30 lots          1,733,000
                                                              ----------                                ----------
   Total real estate, net                                     $4,215,000                                $7,724,000
                                                              ==========                                ==========

During 1997, the company entered into a contract for the sale of 195 acres of land held for investment. Payment in full was received for 85 acres and a purchase money mortgage was received for the remaining 110 acres. The 110 acre transaction did not qualify as a sole pursuant to the accounting policy described in note 1(d) and has be reflected in the accompanying Consolidated Financial Statements as land under contract.

(5) INVESTMENT IN AND ADVANCES TO JOINT VENTURE

The Company has a 1/3 ownership interest in a joint venture Goodsell-Carolinas. The Company's initial investment in and all advances to the venture have been repaid.

The venture owns 9 lots at a cost of $410,026 and a fair value of $1,280,000 at December 31, 1997.

(6) OTHER ASSETS

The components of other assets at December 31, 1996 and 1995 are as follows:

                                                           1997                 1996
                                                        ----------            ---------

Deferred compensation, funded                           $1,967,359            1,724,596
Sales center                                               549,049              492,080
Model home                                                    --                233,246
Income tax receivable                                         --                200,774
Miscellaneous                                               20,316               54,917
                                                        ----------            ---------
                                                       $ 2,536,724            2,705,613
                                                        ==========            =========


The deferred compensation includes $1,724,000 and $1,498,000 at December 31, 1997 and 1996, respectively, owed to affiliated persons pursuant to a deferred compensation plan. The deferred compensation has accrued over thirteen years. Contributions are no longer being made to the plan.

(7) NOTE PAYABLE TO BANK

At December 31, 1997 and 1996 the Company had a $5,000,000 line of credit with a bank. The credit line, which is unsecured, is payable on demand and is subject to a quarterly review by the bank. Borrowing under this credit line bear interest at the prime rate (8.5% at December 31, 1997). There was no outstanding bank indebtedness at December 31, 1997 and 1996, and for the years then ended the Company was in compliance with all covenants of said agreement.

Additional information relating to bank debt is as follows:

                                                           1997               1996
                                                          ------            --------
Weighted average interest rate of indebtedness
outstanding during the year                                  8.5%               8.25%
                                                          ------            --------

Maximum amount of indebtedness outstanding at
any month end during the year                             $ --              $515,000
                                                          ------            --------

Approximate average aggregate indebtedness
outstanding during the year                               $ --              $150,000
                                                          ======            ========

(8) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities at December 31, 1997 and 1996 are as follows:

                                                  1997                 1996
                                              ----------            ---------

Trade accounts payable                        $1,895,109            1,246,578
Deferred compensation (note 6)                 1,967,359            1,724,596
Dividends payable                                266,166              319,069
Miscellaneous accruals and payable               166,206              140,735
Cash held in escrow                                9,094               29,767
                                              ----------            ---------
                                              $4,298,434            3,460,745
                                              ==========            =========

(9) INCOME TAXES

Total income tax expense for the years ended December 31, 1997 and 1996 are allocated as follows:

                                               1997                            1996
                                  -----------------------------     --------------------------
                                  Earnings                          Earnings
                                  before                            before
                                  Income Tax         Income Tax     Income Tax      Income Tax
                                  ----------         ----------     ----------      ----------

Investment income                 $ 3,917,033         900,000       1,207,728        286,000
Gains realized on
 investments in other
 companies                          1,608,767         628,836         524,209        204,000
Change in unrealized
 appreciation of investments       33,857,986      13,204,285      15,935,351      6,214,034
                                  -----------      ----------      ----------      ---------
                                  $39,393,786      14,733,121      17,667,288      6,704,034
                                  ===========      ==========      ==========      =========

The components of Federal and state income tax expense (benefit) from continuing operations are summarized as follows:

                             1997                    1996
                         -----------               ---------
Current:
   Federal               $ 1,320,124                 420,659
   State                     419,876                  70,015
                         -----------               ---------
                           1,740,000                 490,674
Deferred                  12,993,121               6,213,360
                         -----------               ---------
                         $14,733,121               6,704,034
                         ===========               =========

Income tax expense for the years presented was different than the amounts computed by applying the statutory Federal income tax rate to earnings before income taxes. The sources of these differences and the tax effects of each are as follows:

                                                 1997                  %             1996                  %
                                            ------------             ----         ----------             ----

Income tax expense at Federal rate          $ 13,390,487             34.0%         6,006,878             34.0%
Change in the beginning of the year
 balance of the valuation allowance
 for deferred tax assets allocated
 to income tax expense                           (14,000)            (0.0%)          (30,000)            (0.2%)
State income tax net of Federal tax
 benefit                                       1,806,232              4.6%           861,643              4.9%
Dividend exclusion                              (198,128)            (0.5%)         (157,643)            (0.9%)
Other, net                                      (251,470)             0.0%            23,156              0.1%
                                            ------------             ----         ----------             ----
  Provision for income taxes                $ 14,733,121             37.4%         6,704,034             37.9%
                                            ============             ====         ==========             ====


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

Deferred tax assets:                                          1997                 1996
                                                         ------------          -----------
Deferred compensation liability, principally
 due to accrual for financial reporting purposes         $    763,040              677,805
State net operating loss carry forwards                        15,469               27,822
                                                         ------------          -----------
                                                              778,509              705,627
Total gross deferred tax assets
Less valuation allowance                                      (16,000)             (30,000)
                                                         ------------          -----------
Net deferred tax assets                                       762,509              675,627
                                                         ------------          -----------


Deferred tax liabilities:
Real estate investments, principally due to
 unrealized gains                                            (404,203)          (1,200,057)
Investments in other companies, principally due
 to unrealized gains on securities                        (37,197,829)         (23,407,427)
                                                         ------------          -----------
Other                                                        (364,245)            (278,790)
                                                         ------------          -----------
Total gross deferred tax liabilities                     ($37,966,277)         (24,886,274)
                                                         ------------          -----------


Net deferred tax liability                               ($37,203,768)         (24,210,647)
                                                         ============          ===========

The valuation allowance for deferred tax assets as of January 1, 1996 was $60,000. The net change in the total valuation allowance for the years ended December 31, 1997 and 1996 was a decrease of $14,000 and $30,000, respectively. The valuation allowance primarily relates to certain state temporary differences and state net operating loss carry forwards. It is management's belief that the realization of the net deferred tax asset is more likely than not based upon the Company's history of taxable income and estimated future income.

Federal and state income tax returns of the Company for 1994 and subsequent years are subject to examination by the Internal Revenue Service and various other taxing authorities.

(10) DEFERRED INCOME

When sales of real estate do not meet the requirements for profit recognition, the gain on the sale is deferred until the requirements for recognition have been met. At December 31, 1997 and 1996, the Company had deferred income relating to such sales of $135,100 and $75.979, respectively.

(11) OTHER INCOME

Other income for 1996 includes $268,893 received from a municipality in final settlement of amounts due from the transfer of title to a waste water treatment plant.

(12) STOCK OPTION PLAN

During 1987 options for 45,000 shares of common stock were awarded to certain employees. These options are exercisable at the rate of 20% per year beginning July 1, 1988 at a price of $12.75 per share which was equal to the market price at the date of the adoption of the amended plan. At December 31, 1997, all the options are fully vested and exercisable but no options have been exercised.

(13) NET ASSETS PER SHARE

Net assets per share are based on the number of shares of common stock and common stock equivalents outstanding, after deducting treasury stock, 1,075,700 at December 31, 1997 and 1,094,822 on December 31, 1996. The computation assumes that outstanding stock options were exercised and the proceeds used to purchase common stock.

(14) SHARE REPURCHASE PROGRAM

At December 31, 1997 the Company has repurchased 466,288 shares as treasury shares at a cost of $9,596,448. During 1997 the Company repurchased 22,600 at an average cost of $50.64 per share. Said repurchase price represents a weighted average discount of 18% per share relative to net asset value.

(15) ACCUMULATED UNDISTRIBUTED INCOME

At December 31, 1997 accumulated undistributed investment income-net was $2,877,338, accumulated undistributed net realized gains on investment transactions was $1,493,050, and net unrealized appreciations in value of investments was $55,765,228.

(16) COMMITMENTS AND CONTINGENCIES

The Company has $250,000 of undisbursed contractual commitments in connection with real estate. In order to protect its investments, the Company may be required to furnish amounts in excess of its current investments or commitments.

The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operation, or liquidity.

--------------------------------------------------------------------------------
Selected Per Share Data and Ratios
For the Years ended December 31, 1997 and 1996
--------------------------------------------------------------------------------



PER SHARE DATA AND RATIOS*                                             1997             1996
--------------------------                                            ------           -----

Investment income                                                      $5.38             2.38
 Expenses (including income taxes)                                     (2.60)          ( 1.54)
                                                                      ------          -------
 Investment income - net                                                2.78             0.57
 Distributions from investment income - net                           (  .97)          ( 0.58)
 Net realized and unrealized gain on securities                        19.96             9.15

Share transactions                                                       .06           ( 0.10)
                                                                      ------          -------

Net increase in net asset value                                        21.83             9.31
Net asset value:
 Beginning of year                                                     53.24            43.93
                                                                     -------           ------
 End of year                                                          $75.07            53.24
                                                                     =======           ======

RATIOS
Ratio of expenses to average net assets                                 4.23%            3.20%
Ratio of investment income - net to average net assets                  8.77%            1.75%
Portfolio turnover                                                      2.55%            0.93%

AVERAGE SHARES OUTSTANDING                                         1,083,696        1,097,032

*Per share data is based upon the average number of shares outstanding for the year. The computation assumes that outstanding stock options were exercised and the proceeds used to purchase common stock.




--------------------------------------------------------------------------------
Computation of Net Asset Value per Share
Basic and Diluted
For the Year Ended December 31, 1997 and 1996
--------------------------------------------------------------------------------

                                                             1997                             1996
                                                         ------------                     ------------
BASIC

Net Asset                                                $ 80,750,089                     $ 58,290,749
                                                         ============                     ============
Shares Outstanding                                          1,040,262                        1,062,862
                                                         ============                     ============
Net Asset Value per Share                                $      77.62                     $      54.84
                                                         ============                     ============

DILUTED

Options                                                        45,000                           45,000

Exercise Price                               $12.75                            $12.75

Market Price                                  60.00            (9,562)          44.00          (13,040)
                                                         ------------                     ------------
Additional Share Attributable to
 Stock Options                                                 35,438                           31,960
Shares Outstanding                                          1,040,262                        1,062,862
                                                         ------------                     ------------
                                                            1,075,700                        1,094,822
                                                         ============                     ============

Net Asset Value per Share                                $      75.07                     $      53.24
                                                         ============                     ============

First Carolina Investors, Inc.
--------------------------------------------------------------------------------

DIRECTORS

Brent D. Baird*
  Private Investor

Bruce C. Baird
  President
  Belmont Contracting Co., Inc.

Patrick W.E. Hodgson*+
  Chairman
  President of American Investments Ltd. and
  Todd Shipyards Corporation

Theodore E. Dann, Jr. +
  President
  Buffalo Technologies

H. Thomas Webb III *
  Senior Vice-President
  Crescent Resources, Inc.

*Member of Executive Committee
+Member of the Audit Committee

OFFICERS:

Brent D. Baird
  Chairman

H. Thomas Webb III
  President

Bruce C. Baird
  Vice President, Secretary & Treasurer

Cynthia Raby
  Assistant Secretary


REGISTRAR, TRANSFER AND DISBURSING AGENT
Continental Stock Transfer and Trust Company
2 Broadway
New York, NY 10004

GENERAL COUNSEL
Waggoner, Hamrick, Hasty & Monteith and Kratt, PLLC
Two First Union Center
Suite 2750
Charlotte, NC 28282

AUDITORS
KPMG Peat Marwick, LLP
2800 Two First Union Center
Charlotte, NC 28282